China Architectural Engineering Files Form 8-K and Amended Form 10-K

ZHUHAI, China & NEW YORK, May 14, 2010 – China Architectural Engineering, Inc. (“CAE” or the “Company”) (NASDAQ: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today filed a Form 8-K and an amendment to its Annual Report on Forms 10-K/A with the U.S. Securities and Exchange Commission (the “SEC”) to, among other things, correct the timing of expense charges related to the Company’s outstanding $8,000,000 Variable Rate Convertible Bonds due 2012 and $20,000,000 12% Convertible Bonds due 2011.

The errors resulted in overstatements and understatements of the interest expenses related to the bonds during various quarters before the second quarter of 2008.   Due to the accounting errors, the interest expense was overstated by approximately $0.3 million, $0.5 million, and $0.7 million for the second, third, and fourth quarters of fiscal year 2007, respectively, for a total overstatement of approximately $1.5 million for fiscal 2007.  The interest expense was overstated by approximately $0.1 million in the first quarter of 2008 and all the overstatements, approximately $1.6 million, were reversed in the second quarter of 2008.

In addition, the Form 10-K contained an accounting error that consisted of $1.5 million of consolidation exchange loss resulting from the intercompany investments elimination was incorrectly included in the additional paid in capital instead of the accumulated comprehensive income presented in the Stockholders’ Statement of Equity and Comprehensive Income for the year ended December 31, 2009. All the errors for the year ended December 31, 2009 occurred among the components of the shareholders’ equity that the total shareholders’ equity was presented correctly as of December 31, 2009 as in the Form 10-K.  For additional information of the accounting errors, please see the Company’s Form 8-K and amended Form 10-K/A filed with the Securities and Exchange Commission.

Mr. Ken Yi Luo, the Company’s Chief Executive Officer and Chairman, commented, “It is our strong commitment to optimize the communication with our shareholders and maintain a strong control environment.  We are confident that with our ongoing effort to improve the effectiveness of our disclosure controls and procedures, we will continually strive to enhance our internal control over financial reporting and transparency in the future.”

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.  Founded in 1992, CAEI has provided timely, high-quality, reliable, fully integrated, and cost-effective solutions.  Collaborating with world-renowned architects and building engineers, the Company has successfully completed over one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia’s major cities.

For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, identification and remediation of the Company’s deficiencies and weaknesses in its internal controls over financial reporting, potential claims or litigation that may result from the occurrence of restatements, the negotiation and execution of a definitive acquisition agreement for the proposed acquisition of ConnGame and satisfactory completion of related due diligence and closing conditions, including but not limited to regulatory approvals; required Company payments under the waiver agreement and ability to obtain an extension; difficulties related to integration and management of the combined operations; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; the Company’s ability to obtain a modification for the Waiver agreement with the bondholders applicable to the proposed acquisition of ConnGame; increasing provisions for bad debt related to the Company’s accounts receivable; fluctuation and unpredictability of costs related to our products and services; the Company’s plans to enter into real estate development projects such as the Nine Dragons Project; adverse capital and credit market conditions;  fluctuation and unpredictability of costs related to the Company’s products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may   result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Investor Contact:
ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com